Exhibit 99.1
CVR Energy Launches Private Placement of $250 Million
of First Lien Senior Secured Notes
And $250 Million of Second Lien Senior Secured Notes
SUGAR LAND, Texas (March 18, 2010) — CVR Energy, Inc. (NYSE: CVI) announced that its wholly-owned subsidiaries, Coffeyville Resources, LLC and Coffeyville Finance Inc., have commenced an offering of $250 million aggregate principal amount of first lien senior secured notes due 2015 and $250 million aggregate principal amount of second lien senior secured notes due 2017.
The notes will be guaranteed by each of the company’s subsidiaries that guarantee the first priority credit facility and will be secured by liens on substantially all of the assets which secure the company’s first priority credit facility. CVR Energy intends to use the net proceeds to repay term loan indebtedness outstanding under the first priority credit facility and for general corporate purposes. The offering is subject to market and other conditions.
The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended.
The notes have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
This announcement does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.
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About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiaries and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high value transportation fuels supplied to customers through tanker trucks and pipeline terminals; a crude oil gathering system serving central Kansas, Oklahoma, eastern Colorado, western Missouri and southwestern Nebraska; a refined fuels and asphalt storage and terminal business in Phillipsburg, Kan.; and through a limited partnership, an ammonia and urea ammonium nitrate fertilizer business located in Coffeyville, Kan.
For further information, please contact:

Investor Relations:	Media Relations:
Stirling Pack, Jr.	Steve Eames
CVR Energy, Inc.	CVR Energy, Inc.
281-207-3464	281-207-3550
InvestorRelations@CVREnergy.com	MediaRelations@CVREnergy.com